UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G
                                (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-11(b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                              (Amendment No. ___*)


                            Broadbase Software, Inc.
                            ------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    1130R100
                                 --------------
                                 (CUSIP Number)


                                December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  Page 1 of 24
                            Exhibit Index on Page 22

CUSIP NO. 483600102                                           PAGE 2 OF 24 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel V L.P. ("A5")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    729,974  shares,  except  that  Accel  V  Associates  L.L.C.
    NUMBER OF       ("A5A"),  the  general  partner of A5, may be deemed to have
     SHARES         sole power to vote these shares,  and ACP Family Partnership
   BENEFICIALLY     L.P.  ("ACPFP"),  Swartz Family  Partnership  L.P.  ("SFP"),
    OWNED BY        James W. Breyer ("Breyer"),  Luke B. Evnin ("Evnin"), Eugene
      EACH          D. Hill, III ("Hill"), Arthur C. Patterson ("Patterson"), G.
    REPORTING       Carter Sednaoui ("Sednaoui"), James R. Swartz ("Swartz") and
     PERSON         J. Peter Wagner  ("Wagner"),  the managing members of 5 A5A,
      WITH          may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    729,974 shares,  except that A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer,  Evnin, Hill,  Patterson,  Sednaoui,
                    Swartz and  Wagner,  the  managing  members  of A5A,  may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   729,974
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   4.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                           PAGE 3 OF 24 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel V Associates L.L.C. ("A5A")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    729,974  shares,  all of which are directly owned by Accel V
    NUMBER OF       L.P. ("A5"). Accel V Associates L.L.C.  ("A5A"), the general
     SHARES         partner  of A5,  may be deemed  to have  sole  power to vote
   BENEFICIALLY     these shares,  and ACP Family  Partnership  L.P.  ("ACPFP"),
    OWNED BY        Swartz  Family  Partnership  L.P.  ("SFP"),  James W. Breyer
      EACH          ("Breyer"),  Luke B. Evnin  ("Evnin"),  Eugene D. Hill,  III
    REPORTING       ("Hill"),  Arthur  C.  Patterson  ("Patterson"),  G.  Carter
     PERSON         Sednaoui  ("Sednaoui"),  James R. Swartz  ("Swartz")  and J.
      WITH          Peter Wagner ("Wagner"), the managing members of A5A, may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    729,974 shares,  all of which are directly owned by A5. A5A, the general  partner of A5, may be deemed to have sole power to dispose of these shares,  and ACPFP, SFP, Breyer,  Evnin,
                    Hill, Patterson,  Sednaoui,  Swartz and Wagner, the managing members  of A5A,  may be  deemed  to have  shared  power  to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   729,974
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   4.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                           PAGE 4 OF 24 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Internet/Strategic Technology Fund L.P. ("AISTF")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    96,710   shares,   except   that  Accel   Internet/Strategic
    NUMBER OF       Technology Fund Associates  L.L.C.  ("AISTFA"),  the general
     SHARES         partner  of AISTF,  may be deemed to have sole power to vote
   BENEFICIALLY     these shares,  and ACP Family  Partnership  L.P.  ("ACPFP"),
    OWNED BY        Swartz  Family  Partnership  L.P.  ("SFP"),  James W. Breyer
      EACH          ("Breyer"),  Luke B. Evnin  ("Evnin"),  Eugene D. Hill,  III
    REPORTING       ("Hill"),  Arthur  C.  Patterson  ("Patterson"),  G.  Carter
     PERSON         Sednaoui  ("Sednaoui"),  James R. Swartz  ("Swartz")  and J.
      WITH          Peter Wagner ("Wagner"), the managing members of AISTFA, may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    96,710 shares,  except that A5A, the general  partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer,  Evnin, Hill,  Patterson,  Sednaoui,
                    Swartz and Wagner,  the managing  members of AISTFA,  may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   96,710
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.5%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                           PAGE 5 OF 24 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    96,710   shares,   all  of   which   are   owned   by  Accel
    NUMBER OF       Internet/Strategic  Technology Fund L.P. ("AISTF").  AISTFA,
     SHARES         the  general  partner  of AISTF,  may be deemed to have sole
   BENEFICIALLY     power to vote these shares,  and ACP Family Partnership L.P.
    OWNED BY        ("ACPFP"),  Swartz Family Partnership L.P. ("SFP"), James W.
      EACH          Breyer ("Breyer"),  Luke B. Evnin ("Evnin"), Eugene D. Hill,
    REPORTING       III ("Hill"),  Arthur C. Patterson ("Patterson"),  G. Carter
     PERSON         Sednaoui  ("Sednaoui"),  James R. Swartz  ("Swartz")  and J.
      WITH          Peter Wagner ("Wagner"), the managing members of AISTFA, may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    96,710 shares, all of which are owned by AISTF.  AISTFA, the general  partner of AISTF,  may be deemed to have sole power to dispose of these shares,  and ACPFP, SFP, Breyer,  Evnin,
                    Hill, Patterson,  Sednaoui,  Swartz and Wagner, the managing members  of AISTF,  may be deemed  to have  shared  power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   96,710
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.5%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                           PAGE 6 OF 24 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Keiretsu V L.P. ("AKV")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    38,125  shares,  except  that Accel  Keiretsu  V  Associates
    NUMBER OF       L.L.C.  ("AKVA"),  the general partner of AKV, may be deemed
     SHARES         to have sole power to vote these shares, and James W. Breyer
   BENEFICIALLY     ("Breyer"),  Luke B. Evnin  ("Evnin"),  Eugene D. Hill,  III
    OWNED BY        ("Hill"),  Arthur  C.  Patterson  ("Patterson"),  G.  Carter
      EACH          Sednaoui  ("Sednaoui "), James R. Schwartz  ("Schwartz") and
    REPORTING       J. Peter Wagner  ("Wagner"),  the managing  members of AKVA,
     PERSON         may be deemed to have shared power to vote these shares.
      WITH          ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    38,125 shares, except that AKVA, the general partner of AKV, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin, Hill, Patterson,  Sednaoui,  Schwartz and
                    Wagner,  the managing members of AKVA, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   38,125
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                           PAGE 7 OF 24 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Keiretsu V Associates L.L.C. ("AKVA")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    38,125  shares,  all of which  are  directly  owned by Accel
    NUMBER OF       Keiretsu V L.P.  ("AKV").  AKVA, the general partner of AKV,
     SHARES         may be deemed to have sole power to vote these  shares,  and
   BENEFICIALLY     James W. Breyer ("Breyer"),  Luke B. Evnin ("Evnin"), Eugene
    OWNED BY        D. Hill, III ("Hill"), Arthur C. Patterson ("Patterson"), G.
      EACH          Carter   Sednaoui   ("Sednaoui   "),   James   R.   Schwartz
    REPORTING       ("Schwartz")  and J. Peter Wagner  ("Wagner"),  the managing
     PERSON         members of AKVA,  may be deemed to have shared power to vote
      WITH          these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    38,125 shares, all of which are directly owned by AKV. AKVA, the general partner of AKV, may be deemed to have sole power to  dispose  of  these  shares,  and  Breyer,  Evnin,  Hill,
                    Patterson,  Sednaoui,  Schwartz  and  Wagner,  the  managing members  of AKVA,  may be  deemed  to have  shared  power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   38,125
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                           PAGE 8 OF 24 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Investors '97 L.P. ("AI97")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    44,635 shares, except that James W. Breyer ("Breyer"),  Luke
    NUMBER OF       B. Evnin ("Evnin"),  Eugene D. Hill, III ("Hill"), Arthur C.
     SHARES         Patterson  ("Patterson"),  G. Carter Sednaoui ("Sednaoui "),
   BENEFICIALLY     James  R.   Schwartz   ("Schwartz")   and  J.  Peter  Wagner
    OWNED BY        ("Wagner"),  the general  partners of AI97, may be deemed to
      EACH          have shared power to vote these shares.
    REPORTING       ------------------------------------------------------------
     PERSON      6  SHARED VOTING POWER
      WITH          See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    44,635 shares,  except that Breyer,  Evnin, Hill, Patterson,
                    Sednaoui, Schwartz and Wagner, the general partners of AI97, may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   44,635
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                           PAGE 9 OF 24 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   ACP Family Partnership L.P. ("ACPFP")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     826,684 shares, of which 729,974 are directly owned by Accel
    OWNED BY        V L.P.  ("A5")  and  96,710  are  directly  owned  by  Accel
      EACH          Internet/Strategic  Technology Fund L.P. ("AISTF"). ACPFP is
    REPORTING       a managing member of Accel V Associates L.L.C.  ("A5A"), the
     PERSON         general  partner  of A4,  and a  managing  member  of  Accel
      WITH          Internet/Strategic   Technology   Fund   Associates   L.L.C.
                    ("AISTFA"),  the general partner of AISTF, and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    826,684  shares,  of which 729,974 are directly  owned by A5 and 96,710 are directly owned by AISTF.  ACPFP is a managing member of A5A,  the  general  partner  of A4, and a managing member of AISTFA,  the general partner of AISTF,  and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   826,684
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   4.6%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                          PAGE 10 OF 24 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Swartz Family Partnership L.P. ("SFP")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     826,684 shares, of which 729,974 are directly owned by Accel
    OWNED BY        V L.P.  ("A5")  and  96,710  are  directly  owned  by  Accel
      EACH          Internet/Strategic  Technology Fund L.P. ("AISTF"). SFP is a
    REPORTING       managing member of Accel V Associates  L.L.C.  ("A5A"),  the
     PERSON         general  partner  of A4,  and a  managing  member  of  Accel
      WITH          Internet/Strategic   Technology   Fund   Associates   L.L.C.
                    ("AISTFA"),  the general partner of AISTF, and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    826,684  shares,  of which 729,974 are directly  owned by A5 and 96,710 are  directly  owned by AISTF.  SFP is a managing member of A5A,  the  general  partner  of A4, and a managing member of AISTFA,  the general partner of AISTF,  and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   826,684
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   4.6%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                          PAGE 11 OF 24 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   James W. Breyer ("Breyer")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     909,444 shares, of which 729,974 are directly owned by Accel
    OWNED BY        V  L.P.   ("A5"),   96,710  are  directly   owned  by  Accel
      EACH          Internet/Strategic  Technology Fund L.P.  ("AISTF"),  38,125
    REPORTING       are  directly  owned by Accel  Keiretsu V L.P.  ("AKV")  and
     PERSON         44,635  are  directly  owned  by  Accel  Investors  '97 L.P.
      WITH          ("AI97").  Breyer is a managing member of Accel V Associates
                    L.L.C. ("A5A"), the general partner of A5, a managing member
                    of  Accel  Internet/Strategic   Technology  Fund  Associates
                    L.L.C.  ("AISTFA"),  the  general  partner  of AISTF,  and a general  partner  of AI97 and may be deemed  to have  shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    909,444  shares,  of which 729,974 are directly owned by A5,
                    96,710 are  directly  owned by AISTF,  38,125  are  directly owned by AKV and 44,635 are directly  owned by AI97.  Breyer is a managing  member of A5A,  the general  partner of A5, a managing member of AISTFA, the general partner of AISTF, and a general  partner of AI97 and may be deemed to have  shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   909,444
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                          PAGE 12 OF 24 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Luke B. Evnin ("Evnin")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     909,444 shares, of which 729,974 are directly owned by Accel
    OWNED BY        V  L.P.   ("A5"),   96,710  are  directly   owned  by  Accel
      EACH          Internet/Strategic  Technology Fund L.P.  ("AISTF"),  38,125
    REPORTING       are  directly  owned by Accel  Keiretsu V L.P.  ("AKV")  and
     PERSON         44,635  are  directly  owned  by  Accel  Investors  '97 L.P.
      WITH          ("AI97").  Evnin is a managing  member of Accel V Associates
                    L.L.C. ("A5A"), the general partner of A5, a managing member
                    of  Accel  Internet/Strategic   Technology  Fund  Associates
                    L.L.C.  ("AISTFA"),  the  general  partner  of AISTF,  and a general  partner  of AI97 and may be deemed  to have  shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    909,444  shares,  of which 729,974 are directly owned by A5,
                    96,710 are  directly  owned by AISTF,  38,125  are  directly owned by AKV and 44,635 are directly owned by AI97. Evnin is a  managing  member of A5A,  the  general  partner  of A5, a managing member of AISTFA, the general partner of AISTF, and a general  partner of AI97 and may be deemed to have  shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   909,444
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                          PAGE 13 OF 24 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Eugene D. Hill, III ("Hill")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     909,444 shares, of which 729,974 are directly owned by Accel
    OWNED BY        V  L.P.   ("A5"),   96,710  are  directly   owned  by  Accel
      EACH          Internet/Strategic  Technology Fund L.P.  ("AISTF"),  38,125
    REPORTING       are  directly  owned by Accel  Keiretsu V L.P.  ("AKV")  and
     PERSON         44,635  are  directly  owned  by  Accel  Investors  '97 L.P.
      WITH          ("AI97").  Hill is a managing  member of Accel V  Associates
                    L.L.C. ("A5A"), the general partner of A5, a managing member
                    of  Accel  Internet/Strategic   Technology  Fund  Associates
                    L.L.C.  ("AISTFA"),  the  general  partner  of AISTF,  and a general  partner  of AI97 and may be deemed  to have  shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    909,444  shares,  of which 729,974 are directly owned by A5,
                    96,710 are  directly  owned by AISTF,  38,125  are  directly owned by AKV and 44,635 are directly owned by AI97.  Hill is a  managing  member of A5A,  the  general  partner  of A5, a managing member of AISTFA, the general partner of AISTF, and a general  partner of AI97 and may be deemed to have  shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   909,444
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                          PAGE 14 OF 24 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Arthur C. Patterson ("Patterson")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    20,458 shares, all of which are directly owned by Ellmore C.
    NUMBER OF       Patterson  Partners  ("ECPP").   Patterson  is  the  general
     SHARES         partner of ECPP and may be deemed to have sole power to vote
   BENEFICIALLY     the shares held by ECPP.
    OWNED BY        ------------------------------------------------------------
      EACH       6  SHARED VOTING POWER
    REPORTING       909,444 shares, of which 729,974 are directly owned by Accel
     PERSON         V  L.P.   ("A5"),   96,710  are  directly   owned  by  Accel
      WITH          Internet/Strategic  Technology Fund L.P.  ("AISTF"),  38,125
                    are  directly  owned by Accel  Keiretsu V L.P.  ("AKV")  and
                    44,635  are  directly  owned  by  Accel  Investors  '97 L.P.
                    ("AI97").   Patterson  is  a  managing  member  of  Accel  V
                    Associates  L.L.C.  ("A5A"),  the  general  partner of A5, a managing member of Accel Internet/Strategic  Technology Fund
                    Associates L.L.C. ("AISTFA"),  the general partner of AISTF, and a  general  partner  of AI97 and may be  deemed  to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    20,458 shares, all of which are directly owned by Ellmore C.
                    Patterson  Partners  ("ECPP").   Patterson  is  the  general
                    partner  of ECPP and may be  deemed  to have  sole  power to dispose of the shares held by ECPP.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    909,444  shares,  of which 729,974 are directly owned by A5,
                    96,710 are  directly  owned by AISTF,  38,125  are  directly owned  by  AKV  and  44,635  are  directly  owned  by  AI97.
                    Patterson is a managing  member of A5A, the general  partner of A5, a managing  member of AISTFA,  the general partner of
                    AISTF,  and a general  partner  of AI97 and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   894,067
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                          PAGE 15 OF 24 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   G. Carter Sednaoui ("Sednaoui")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     909,444 shares, of which 729,974 are directly owned by Accel
    OWNED BY        V  L.P.   ("A5"),   96,710  are  directly   owned  by  Accel
      EACH          Internet/Strategic  Technology Fund L.P.  ("AISTF"),  38,125
    REPORTING       are  directly  owned by Accel  Keiretsu V L.P.  ("AKV")  and
     PERSON         44,635  are  directly  owned  by  Accel  Investors  '97 L.P.
      WITH          ("AI97").   Sednaoui  is  a  managing   member  of  Accel  V
                    Associates  L.L.C.  ("A5A"),  the  general  partner of A5, a managing member of Accel Internet/Strategic  Technology Fund
                    Associates L.L.C. ("AISTFA"),  the general partner of AISTF, and a  general  partner  of AI97 and may be  deemed  to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    909,444  shares,  of which 729,974 are directly owned by A5,
                    96,710 are  directly  owned by AISTF,  38,125  are  directly owned by AKV and 44,635 are directly owned by AI97.  Sednoui is a managing  member of A5A,  the general  partner of A5, a managing member of AISTFA, the general partner of AISTF, and a general  partner of AI97 and may be deemed to have  shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   909,444
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                          PAGE 16 OF 24 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   James R. Shwartz ("Shwartz")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     909,444 shares, of which 729,974 are directly owned by Accel
    OWNED BY        V  L.P.   ("A5"),   96,710  are  directly   owned  by  Accel
      EACH          Internet/Strategic  Technology Fund L.P.  ("AISTF"),  38,125
    REPORTING       are  directly  owned by Accel  Keiretsu V L.P.  ("AKV")  and
     PERSON         44,635  are  directly  owned  by  Accel  Investors  '97 L.P.
      WITH          ("AI97").  Swartz is a managing member of Accel V Associates
                    L.L.C. ("A5A"), the general partner of A5, a managing member
                    of  Accel  Internet/Strategic   Technology  Fund  Associates
                    L.L.C.  ("AISTFA"),  the  general  partner  of AISTF,  and a general  partner  of AI97 and may be deemed  to have  shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    909,444  shares,  of which 729,974 are directly owned by A5,
                    96,710 are  directly  owned by AISTF,  38,125  are  directly owned by AKV and 44,635 are directly  owned by AI97.  Swartz is a managing  member of A5A,  the general  partner of A5, a managing member of AISTFA, the general partner of AISTF, and a general  partner of AI97 and may be deemed to have  shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   909,444
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                          PAGE 17 OF 24 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   J. Peter Wagner ("Wagner")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     909,444 shares, of which 729,974 are directly owned by Accel
    OWNED BY        V  L.P.   ("A5"),   96,710  are  directly   owned  by  Accel
      EACH          Internet/Strategic  Technology Fund L.P.  ("AISTF"),  38,125
    REPORTING       are  directly  owned by Accel  Keiretsu V L.P.  ("AKV")  and
     PERSON         44,635  are  directly  owned  by  Accel  Investors  '97 L.P.
      WITH          ("AI97").  Wagner is a managing member of Accel V Associates
                    L.L.C. ("A5A"), the general partner of A5, a managing member
                    of  Accel  Internet/Strategic   Technology  Fund  Associates
                    L.L.C.  ("AISTFA"),  the  general  partner  of AISTF,  and a general  partner  of AI97 and may be deemed  to have  shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    909,444  shares,  of which 729,974 are directly owned by A5,
                    96,710 are  directly  owned by AISTF,  38,125  are  directly owned by AKV and 44,635 are directly  owned by AI97.  Wagner is a managing  member of A5A,  the general  partner of A5, a managing member of AISTFA, the general partner of AISTF, and a general  partner of AI97 and may be deemed to have  shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   909,444
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER

            Broadbase Software, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            172 Constitution Drive
            Menlo Park, CA  94025

ITEM 2(A).  NAME OF PERSONS FILING

            This Statement is filed by Accel V L.P., a Delaware limited partnership ("A5"), Accel V Associates L.L.C., a Delaware limited liability company and the general partner of A5 ("A5A"), Accel Internet/Strategic Technology Fund L.P., a Delaware limited partnership ("AISTF"), Accel Internet/Strategic Technology Fund Associates L.L.C., a Delaware limited liability company and the general partner of AISTF ("AISTFA"), Accel Keiretsu V L.P., a
            Delaware limited partnership ("AKV"), Accel Keiretsu V Associates L.L.C., a Delaware limited liability company and the general partner of AKV ("AKVA"), Accel Investors '97 L.P., a Delaware limited partnership ("AI93"), the ACP Family Partnership L.P., a Delaware limited partnership and a managing member of A5A and AISTF
            ("ACPFP"), the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and managing member of A5A and AISTF, James W. Breyer ("Breyer"), a managing member of A5A, AISTFA and AKVA and a general partner of AI97, Luke B. Evnin ("Evnin"), a managing member of A5A, AISTFA and AKVA and a general partner of AI97, Eugene D. Hill, III ("Hill"), a managing member of A5A, AISTFA and AKVA and a general partner of AI97, J. Peter Wagner ("Wagner"), a managing member of A5A, AISTFA and AKVA and a general partner of AI97, Arthur
            C. Patterson ("Patterson"), a managing member of A5A, AISTFA and AKVA and a general partner of AI97, G. Carter Sednaoui ("Sednaoui"), a managing member of A5A, AISTFA and AKVA and a general partner of AI97, and James R. Swartz ("Swartz"), a managing member of A5A, AISTFA and AKVA and a general partner of AI97. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            A5A, the general partner of A5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A5. AISTFA, the general partner of AISTF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AISTF. AKVA, the general partner of AKV, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AKV. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of A5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A5. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AISTFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AISTF. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AKVA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AKV. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are partners of AI97 and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AI97.

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE

            The address for each of the Reporting Persons is:

            Accel Partners
            428 University Ave.
            Palo Alto, California  94301

ITEM 2(C)   CITIZENSHIP

            A5, AISTF, AKV, AI97, ACPFP and SFP are Delaware limited partnerships. A5A, AISTFA and AKVA are Delaware limited liability companies. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

            Common Stock
            CUSIP # 1130R100

ITEM 3.     Not Applicable

ITEM 4.     OWNERSHIP

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

            (a)   Amount beneficially owned:

                  See Row 9 of cover page for each Reporting Person.

            (b)   Percent of Class:

                  See Row 11 of cover page for each Reporting Person.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.

                  (ii)  Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                  (iv)  Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Under certain circumstances set forth in the limited partnership agreements of A5, AISTF, AKV and AI97, and the limited liability agreements of A5A, AISTFA and AKVA, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable

ITEM 10.    CERTIFICATION.

            Not applicable

                                                                   Page 21 of 24
                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000

Entities:      Accel V L.P.
               Accel V Associates L.L.C.
               Accel Keiretsu V L.P.
               Accel Keiretsu V Associates L.L.C.
               Accel Investors '97 L.P.
               ACP Family Partnership L.P.
               Swartz Family Partnership L.P.       By: /s/ G. Carter Sednaoui
                                                       -------------------------
                                                       G. Carter Sednaoui,
                                                       Attorney-in-fact for the
                                                       above-listed entities

Individuals:   James W. Breyer
               Luke. B. Evnin
               Eugene D. Hill, III
               Arthur C. Patterson
               G. Carter Sednaoui
               James R. Swartz
               J. Peter Wagner                      By: /s/ G. Carter Sednaoui
                                                       -------------------------
                                                       G. Carter Sednaoui,
                                                       Attorney-in-fact for the
                                                       above-listed individuals

                                  EXHIBIT INDEX
                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                  23

Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact        24

                                    Exhibit A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Broadbase Software, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G..

Date:  February 14, 2000

Entities:      Accel V L.P.
               Accel V Associates L.L.C.
               Accel Keiretsu V L.P.
               Accel Keiretsu V Associates L.L.C.
               Accel Investors '97 L.P.
               ACP Family Partnership L.P.
               Swartz Family Partnership L.P.       By: /s/ G. Carter Sednaoui
                                                       -------------------------
                                                       G. Carter Sednaoui,
                                                       Attorney-in-fact for the
                                                       above-listed entities

Individuals:   James W. Breyer
               Luke. B. Evnin
               Eugene D. Hill, III
               Arthur C. Patterson
               G. Carter Sednaoui
               James R. Swartz
               J. Peter Wagner                      By: /s/ G. Carter Sednaoui
                                                       -------------------------
                                                       G. Carter Sednaoui,
                                                       Attorney-in-fact for the
                                                       above-listed individuals

                                    Exhibit B

               Reference to G. Carter Sednaoui as Attorney-in-Fact

     G. Carter Sednaoui has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.